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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                       AMENDMENT TO APPLICATION OR REPORT
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                              LINDBERG CORPORATION
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                                    36-1391480
         --------                                    ----------
   (State of Incorporation)                (I.R.S. Employer  Identification No.)

           6133 North River Road, Suite 700, Rosemont, Illinois 60018
           (Address of principal executive offices including zip code)

          If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

          If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General
Instruction A.(c)(2), please check the following box. [ ]

          If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(d), check the following box. [ ]

          If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General instruction A.(d), check the following box. [X]

          Securities to be registered pursuant to Section 12(b) of the Act:

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

          Title of each class                     Name of each exchange on which
          to be so registered                     each class is to be registered
          -------------------                     ------------------------------
                 None                                          None

        Securities to be registered pursuant to Section 12(g) of the Act:
                          Common Share Purchase Rights


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Item 1.   Description of Registrant's Securities to be Registered

          Item 1 is hereby amended, as described below, to reflect certain changes that Lindberg Corporation (the "Company") has made to the Rights Agreement, dated as of November 21, 1996 (the "Rights Agreement"), by and between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent").

          On December 13, 2000, the Company entered into an Agreement and Plan of Merger dated December 13, 2000 (the "Merger Agreement") among Bodycote International plc, a public limited company organized under the laws of England ("Parent"), Bodycote Investments VI, Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent ("Merger Sub"), and the Company, with respect to a tender offer by Merger Sub for all of the outstanding shares of common stock, par value $0.01 per share, of the Company (the "Offer"), followed by the merger of Merger Sub with and into the Company (the "Merger"), all in accordance with the terms and subject to the conditions set forth in the Merger Agreement.

          In connection with the execution of the Merger Agreement, the Board of Directors of the Company approved an amendment (the "Amendment") to the Rights Agreement, effective December 13, 2000. As required by the Merger Agreement, the Amendment modified the Rights Agreement to provide that for so long as the Merger Agreement or the Voting Agreement (as such term is defined in the Merger Agreement) is in full force and effect,

               (i)   none of the Parent and its subsidiaries (including Merger
          Sub) shall become an "Acquiring Person" and no "Stock Acquisition Date" (as such terms are defined in the Rights Agreement) shall occur as a result of the approval, announcement, execution, delivery and performance of the Merger Agreement or the Voting Agreement or the consummation of the Offer or the Merger,

               (ii) no "Distribution Date" or "Flip-In Event" (as such terms are defined in the Rights Agreement) shall occur as a result of the approval, announcement, execution, delivery or performance of the Merger Agreement, the Voting Agreement or the consummation of any of the transactions contemplated thereby,

               (iii) each of Parent and Merger Sub will not be an Acquiring Person as a result of the transactions contemplated by the Merger Agreement or the Voting Agreement, and

               (iv) the Rights Agreement will expire or otherwise terminate immediately prior to the initial purchase of shares of common stock in the Offer contemplated by the Merger Agreement, if they have not expired earlier.

          The foregoing summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 2 and is incorporated herein by reference.


                                       2
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Item 2.   Exhibits

          1. Rights Agreement dated as of November 21, 1996, between Lindberg Corporation and Harris Trust and Savings Bank, as Rights Agent, including the form of Rights Certificate and the Summary of Rights to Purchase Shares of Common Stock of Lindberg Corporation (incorporated by reference to Exhibit 1 to the Company's Form 8-A filed on December 6, 1996).

          2. Amendment to the Rights Agreement dated December 13, 2000 between the Company and the Rights Agent (filed herewith).

                                   SIGNATURES

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

                                          LINDBERG CORPORATION



                                          /s/STEPHEN S. PENLEY
                                          ---------------------------
                                          By: Stephen S. Penley
                                          Executive Vice President
Date:    January 2, 2001


                                       3
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                                  EXHIBIT INDEX

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

Exhibit No.                               Description
-----------                               -----------
    1 Rights Agreement dated November 21, 1996 between the Company and Harris Trust and Savings Bank, as Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Form 8-A filed on December 6, 1996).

    2 Amendment to the Rights Agreement dated December 13, 2000 between the Company and Harris Trust and Savings Bank, as Rights Agent.
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